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                                                               EXHIBIT (A)(1)(J)

                            [LETTER TO STOCKHOLDERS]
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                                     (LOGO)

                                 June 23, 2005

To Our Stockholders:

     Books-A-Million, Inc. (the "Company") is offering to purchase up to 4,000,000 shares of its common stock at a purchase price not greater than $10.00 nor less than $8.75 per share, net to you in cash, without interest. The Company is conducting the tender offer through a procedure commonly referred to as a modified "Dutch Auction." This procedure allows you to select the price within the $8.75 to $10.00 range at which you are willing to sell all or a portion of your shares of common stock to the Company. Alternatively, you can elect to sell all or a portion of your shares of common stock to the Company at the price determined by the Company in accordance with the modified "Dutch Auction" process. On June 22, 2005, the last trading day prior to commencement of the tender offer, the last reported sale price of our shares of common stock on the Nasdaq National Market was $10.10 per share.

     Based on the number of shares of common stock tendered and the prices specified by the tendering stockholders, the Company will determine a single per share price within the $8.75 to $10.00 range that will allow it to buy 4,000,000 shares (or such lesser number of shares that are properly tendered). We will purchase the shares that are properly tendered at or below that purchase price (and are not properly withdrawn), subject to possible proration and provisions relating to the tender of "odd lots" and conditional tenders, for cash at that purchase price, net to the selling stockholder.

     If you do not wish to participate in the tender offer, you do not need to take any action.

     The tender offer is explained in detail in the enclosed Offer to Purchase and related Letter of Transmittal. If you wish to tender your shares, instructions on how to tender shares are provided in the enclosed materials. I ENCOURAGE YOU TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. NEITHER THE COMPANY NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. YOU SHOULD ALSO DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS HAVE INDICATED THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE TENDER OFFER, AS MORE SPECIFICALLY DISCUSSED IN SECTION 11 OF THE OFFER TO PURCHASE.

     Please note that the tender offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, July 21, 2005, unless we extend it.

     Any stockholder whose shares are properly tendered directly to Wells Fargo Shareowner Services, the Depositary for the tender offer, and purchased in the tender offer, will not incur the usual transaction costs associated with open market sales. If you hold shares through a broker or bank, you should consult your broker or bank to determine whether any transaction costs are applicable. If you own fewer than 100 shares, the tender offer is an opportunity for you to sell your shares without having to pay "odd lot" discounts.
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     If you have any questions regarding the tender offer or need assistance in tendering your shares of, please contact the Dealer Manager for the tender offer, Goldman, Sachs & Co., at (212) 902-1000, or D. F. King & Co., Inc., the Information Agent for the tender offer, at (888) 644-5854.

                                     SINCERELY,

                                     /S/ SANDRA B COCHRAN

                                     SANDRA B. COCHRAN
                                     PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                     SECRETARY